Exhibit 10.1

SHARE TENDER AGREEMENT dated as of March 21, 2010 (this “Agreement”), by and between CONSOL Energy Inc., a Delaware corporation (“CNX”), and T. Rowe Price Associates, Inc., a Maryland corporation, on behalf of its participating investment advisory clients listed on Schedule 1 (the “Stockholder”).

A. As of the date of this Agreement, the Stockholder is the beneficial owner of the number of shares of Common Stock (as defined below) set forth opposite the name of the Stockholder on Schedule 1 (together with any shares of Common Stock acquired by the Stockholder or any of its Affiliates (as defined below) after the execution of this Agreement whether upon the exercise of options, conversion of convertible securities or otherwise, the “Owned Shares”) including, as specified on Schedule 1, certain Owned Shares held in discretionary accounts over which the Stockholder (or its Affiliates) does not have sole dispositive power (the “Discretionary Account Shares”).

B. CNX is willing, subject to certain conditions, to commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of CNX Gas Corporation, a Delaware corporation (the “Company”) not owned by CNX, in exchange for $38.25 in cash, for each share of Common Stock (the “Tender Price”).

C. As a condition to CNX’s willingness to commence the Offer, CNX requires that the Stockholder agree, and pursuant to the terms and conditions of this Agreement, the Stockholder agrees (i) to tender in the Offer (and not withdraw) all of the Owned Shares (whether acquired prior to or after the execution of this Agreement) other than Discretionary Account Shares which have been sold or have been directed not to be tendered by, in each case, a third party (unaffiliated with the Stockholder) having dispositive power with respect to such Discretionary Account Shares and (ii) to take the other actions described in this Agreement.

In consideration of the premises and for other good and valuable consideration given to each party, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1. Agreements to Commence the Offer and to Tender.

(a) Agreement to Commence the Offer. Subject to the terms of this Agreement, including the conditions set forth in Section 2, CNX agrees that, no later than May 5, 2010, subject to compliance with Applicable Law (as defined below), CNX shall commence the Offer in exchange for consideration of not less than the Tender Price, and with such other terms and conditions as are not inconsistent with this Agreement. CNX may condition the consummation of the Offer and the acceptance of the tendered shares of Common Stock on, along with other customary conditions, the participation of the holders of a designated minimum percentage of the outstanding shares of Common Stock not owned by CNX or any of its Affiliates (not to exceed 50.1%). CNX will use all commercially reasonable efforts to comply with Applicable Law in the context of this Section 1(a), including without limitation, Rule 14d-10(a)(2) under the Securities Exchange Act of 1934, as amended. “Applicable Law” means any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority (as defined below). “Governmental Authority” means any national government or the government of any state or other political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities of any of them.

(b) Agreement to Tender and not Withdraw. Subject to the terms of this Agreement, the Stockholder agrees that as promptly as practicable after the commencement of the Offer, and in any event no later than the 10th Business Day following the commencement of the Offer, the Stockholder shall irrevocably tender into the Offer all of the Owned Shares in accordance with the terms of the definitive offer documents, free and clear of all Liens, other than Discretionary Account Shares that have been sold or have been directed not to be tendered by, in each case, a third party (unaffiliated with the Stockholder) having dispositive power with respect to such Discretionary Account Shares. If the Stockholder acquires any Owned Shares after making such tender (or any subsequent tender), the Stockholder shall irrevocably tender into the Offer such Owned Shares on the date that the Stockholder acquires such Owned Shares, other than Discretionary Account Shares that have been sold or have been directed not to be tendered by, in each case, a third party (unaffiliated with the Stockholder) having dispositive power with respect to such Discretionary Account Shares. The Stockholder agrees that once Owned Shares are tendered into the Offer, the Stockholder shall not withdraw the tender of such Owned Shares unless the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the definitive offer documents, provided, however, the Stockholder may withdraw Discretionary Account Shares from the Offer to the extent that the Stockholder receives a direction to sell or withdraw or otherwise not tender such Discretionary Account Shares from a third party (unaffiliated with the Stockholder) having dispositive power with respect to such Discretionary Account Shares.

2. Conditions. The obligations of CNX to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or the waiver by CNX of each of the following conditions:

(a) The Offer shall have been duly approved and authorized by CNX’s Board of Directors.

(b) CNX shall have completed the issuance and sale of shares of its common stock and of certain of its debt securities, resulting in the receipt of gross proceeds of no less than $4,500,000,000 in respect of such securities following the date of this Agreement.

(c) CNX shall have increased the aggregate amount available for borrowing under the CNX credit facility (or a replacement facility) and the Company credit facility (or a replacement facility) to $2,000,000,000.

(d) The transactions (contemplated by that certain Purchase and Sale Agreement, dated as of March 14, 2010 (the “Dominion Transactions”), by and among Dominion Resources, Inc., Dominion Transmission, Inc., Dominion Energy, Inc., and CONSOL Energy Holdings LLC shall have been consummated.

3. Representations and Warranties. The Stockholder hereby represents and warrants to CNX as follows:

(a) Power; Due Authorization; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, except for withdrawal rights that may be required by U.S. federal securities laws, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) Ownership of Shares. On the date of this Agreement, the Owned Shares set forth opposite the Stockholder’s name on Schedule 1 are owned beneficially by the Stockholder and include all of the Owned Shares owned beneficially by the Stockholder or any of its Affiliates, free and clear of any Liens that would prevent the Stockholder from tendering its shares in accordance with this Agreement or complying with its other obligations under this Agreement. As of the date of this Agreement, the Stockholder has, and as of immediately prior to the expiration of the Offer, the Stockholder will have sole dispositive power with respect to the Owned Shares and will be entitled to dispose of the Owned Shares, except for Discretionary Account Shares.

(c) No Conflicts. The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (i) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority (as defined below) (other than any required filing under the U.S. federal securities laws), (ii) require the consent or approval of any other Person (as defined below) pursuant to any agreement, obligation or instrument binding on Stockholder or its properties and assets (except as to Discretionary Account Shares to the extent that the Stockholder (or its affiliates) do not have sole dispositive power), (iii) except for withdrawal rights that may be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or pursuant to which any of its properties or assets are bound or (iv) violate any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust (except as to Discretionary Account Shares to the extent that the Stockholder (or its affiliates) do not have sole dispositive power). The Owned Shares are not, with respect to the voting or transfer of such Owned Shares, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust (except as to Discretionary Account Shares to the extent that the Stockholder (or its affiliates) do not have sole dispositive power). “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity. “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(d) Acknowledgment. The Stockholder understands and acknowledges that if CNX commences the Offer, it will do so in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(e) Stockholder Capacity. The Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the Owned Shares and not any other capacity.

4. Representations and Warranties of CNX. CNX hereby represents and warrants to the Stockholder as follows:

(a) Power; Due Authorization; Binding Agreement. CNX is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. CNX has full corporate power and authority to execute and deliver this Agreement, and, subject to fulfillment of the conditions set forth in this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by CNX and constitutes a valid and binding agreement of CNX.

(b) No Conflicts. The execution and delivery of this Agreement by CNX does not, and the performance of the terms of this Agreement by CNX will not, (i) require CNX to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (ii) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on CNX or its properties and assets (other than any required filing under the U.S. federal securities laws), (iii) except as may otherwise be required by the U.S. federal securities laws, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to CNX or pursuant to which any of its assets are bound or (iv) violate any other agreement to which CNX is a party (other than agreements that will not be applicable if the conditions set forth in Section 2 are satisfied).

(c) Common Stock. CNX has no intention to sell any of the shares of Common Stock beneficially owned by CNX and will not tender any of its shares of Common Stock into any tender or exchange offer by an unaffiliated third party.

(d) Material Non-Public Information. To its knowledge, CNX has not provided any material non-public information regarding the Company or CNX to the Stockholder that has not been previously disclosed or will not otherwise be disclosed in the Press Release (as defined below).

5. Certain Covenants of the Stockholder. The Stockholder hereby covenants and agrees with CNX as follows:

(a) Restriction on Transfer. From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except any action contemplated by Section 1, the Stockholder shall not, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares (any such action, a “Transfer”); provided that nothing in this Agreement shall prohibit (A) the exercise by

Stockholder of any options to purchase Owned Shares, or (B) the Stockholder from Transferring Discretionary Account Shares to the extent that the Stockholder receives a direction to Transfer such Discretionary Account Shares from a third party (unaffiliated with the Stockholder) having dispositive power with respect to such Discretionary Account Shares, or (ii), (x) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, (y) take any action that would cause any representation or warranty of the Stockholder contained in this Agreement to become untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement or (z) commit or agree to take any of the foregoing actions.

(b) Additional Shares. The Stockholder hereby agrees, during the term of this Agreement, to promptly notify CNX of any new Owned Shares acquired by Stockholder or any of its Affiliates, if any, after the execution of this Agreement. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date of this Agreement; provided, however, that the Stockholder shall not be required to tender any such shares to the extent that such tendering would violate Section 16(b) of the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

(c) Dissenter’s Rights. The Stockholder agrees not to exercise, nor to cause the exercise of, any dissenter’s or appraisal right in respect of the Owned Shares which may arise in the future.

(d) Documentation and Information. The Stockholder (i) consents to and authorizes the publication and disclosure by CNX of its identity and holding of the Owned Shares, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release, in any documents related to the Offer, or any other disclosure document required in connection with the Offer, the Dominion Transactions and any related transactions (including financing transactions), and (ii) agrees as promptly as practicable to give to CNX any information reasonably related to the foregoing it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees as promptly as practicable to notify CNX of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any shall have become false or misleading in any material respect.

(e) Further Assurances. From time to time, at the request of CNX and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

(a) Termination of this Agreement. This Agreement shall terminate upon the earlier to occur of (i) the termination or expiration of the Offer, without shares being accepted for payment thereunder and (ii) July 5, 2010 or, if at such date CNX or the Company is diligently responding to comments received from the Staff of the Securities and Exchange Commission

(the “SEC”), the tenth Business Day (as defined below) after CNX or the Company shall have made a filing with the SEC definitively responding to all such comments.

(b) Effect of Termination. In the event of termination of this Agreement pursuant to Section 6(a), this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

(c) Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties to this Agreement.

(d) Notices. All notices, requests and other communications to any party shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

	If to CNX, to:	CONSOL Energy Inc.
1000 Consol Energy Drive
Canonsburg, Pennsylvania 15317
	Attention:	Stephen W. Johnson
	Facsimile:	(724) 485-4836

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David A. Katz
	Facsimile:	(212) 403-2000

If to the Stockholder, to:	T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
	Attention:	David R. Giroux
	Facsimile:	410-345-6717

with a copy (which shall not constitute notice) to:

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attention:	John R. Gilner, Vice President
Facsimile:	410-345-2035

and to:

Alston & Bird LLP
The Atlantic Building
950 F Street, N.W.
Washington, D.C. 20004
Attention:	Dennis O. Garris
Facsimile:	(202) 756-3333

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient if received prior to 5:00 p.m., New York City time, and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Pittsburgh, Pennsylvania.

(e) Governing Law. This agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state, regardless of the Applicable Law that might otherwise govern under applicable principles of conflicts of laws.

(f) Expenses. All expenses incurred by CNX in connection with or related to the authorization, preparation or execution of this Agreement and the consummation of the transactions contemplated hereby, shall be borne solely and entirely by CNX, and all such expenses incurred by Stockholder shall be borne solely and entirely by Stockholder.

(g) Jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 6(d) and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 6(d) shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

(h) Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, if for any reason a party to this Agreement shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(j) No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties; provided that CNX may assign any of or all of its rights, interests and obligations under this Agreement to CNX or to any direct or indirect wholly owned subsidiary of CNX, but no such assignment shall relieve CNX of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 6(i) shall be null and void.

(k) Counterparts. This Agreement may be executed in counterparts (including by facsimile) (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy, telefax or electronic transmission shall be considered original executed counterparts for purposes of this Section 6(k) provided that receipt of copies of such counterparts is confirmed.

(l) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to in this

Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) CNX Obligations. CNX will issue a press release announcing the execution of this Agreement, in a form reasonably satisfactory to the Stockholder (the “Press Release”), no later than 8:00 am Eastern Daylight Time on March 22, 2010. CNX will use commercially reasonable efforts to obtain the financing referenced in Section 2(c).

(n) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

The parties have caused this Agreement to be duly executed as of the day and year first above written.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
Name:	P. Jerome Richey
Title:	Executive Vice President

T. ROWE PRICE ASSOCIATES, INC.
On behalf of its Participating Investment Advisory Clients on Schedule 1

By:	/s/ David R. Giroux
Name:	David R. Giroux
Title:	Vice President

SCHEDULE 1

Details of Ownership

Quantity
Participating Accounts (“Owned Shares”)
4,000,000
128,000
7,000
77,000
2,586,616
25,000
3,200
4,200
1,100

Total Shares	6,832,116

Quantity
Participating Accounts (“Discretionary Accounts”)
64,000
223,000
24,100
6,900
7,900
51,000
297,000
74,000
69,000
311,300
85,000
352,000
976,000
100,300
500

Total Shares	2,642,000

Total — Owned Shares + Discretionary Account Shares	9,474,116